COOPER TIRE & RUBBER COMPANY
                ----------------------------------------

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                ----------------------------------------


TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Cooper Tire & Rubber Company will be held at the Findlay Elks Club, Main and East Hardin Streets, Findlay, Ohio on Tuesday, May 2, 1995, at 10:00 a.m. Eastern Daylight Time for the following purposes:

      (1)  To elect two (2) Directors of the Company.

      (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on March 6, 1995, are entitled to notice and to vote at the Annual Meeting.


                                      BY ORDER OF THE BOARD OF DIRECTORS
                                      Stan C. Kaiman
                                      Secretary

Findlay, Ohio
March 21, 1995

     Kindly mark, date and sign the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage. If you are present and vote in person at the meeting, the proxy will not be used.

                       COOPER TIRE & RUBBER COMPANY
               Lima & Western Avenues, Findlay, Ohio 45840
                              March 21, 1995
                           ---------------------
                              PROXY STATEMENT
                           ---------------------
                            GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooper Tire & Rubber Company (the "Company") to be used at the Annual Meeting of the stockholders of the Company to be held on May 2, 1995, at the Findlay Elks Club, Main and East Hardin Streets, Findlay, Ohio. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance therewith. Abstentions and broker nonvotes are voted neither "for" nor "against", but are counted in the determination of a quorum. Any proxy may be revoked at any time, to the extent that it has not been exercised, by written notice to the Company prior to the meeting, or by execution of a new proxy or by voting by ballot at the meeting.

     Only stockholders of record on March 6, 1995, will be entitled to vote at the Annual Meeting, and each will be entitled to one vote for each share so held. As of March 6, 1995, there were 83,638,872 shares of the Company's Common Stock outstanding. Holders of a majority of the stock of the Company issued and outstanding and entitled to vote must be present or represented by proxy at the Annual Meeting to form a quorum for the transaction of business thereat.

     The only matter anticipated to be voted upon by stockholders at the meeting is election of two (2) Directors (Agenda Item 1). The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for election of each Director.

                             Agenda Item 1
                         ELECTION OF DIRECTORS

     The Bylaws of the Company provide for the Board of Directors to be divided into three classes as nearly equal in number as the total number of Directors constituting the entire Board permits, with the term of office of one class expiring each year. By vote of a majority, the Board of Directors has the authority to fix the number of Directors constituting the entire Board at not less than six (6) nor more than twelve (12) individuals, and the number is currently set at ten (10). Two Directors are to be elected to the class having terms expiring this year and shall serve for a three-year term expiring in 1998 and until their respective successors are elected and qualified. William D. Marohn, a Director since 1990, retired from the Board in February of 1995 due to time commitments.

     Unless otherwise specified, the persons named as proxies in the enclosed form of proxy intend to vote for the nominees hereinafter indicated. Although the Board of Directors does not contemplate that any such nominee shall be unavailable for election, if a vacancy in the slate of nominees should be occasioned by death or other unexpected occurrence, it is presently intended that the proxies shall be voted for such other person as the Board of Directors may recommend.

     Both the nominees to be elected at the Annual Meeting have been serving as Directors and were elected by vote of the stockholders. A brief statement of the background of each nominee and each Director who is not a nominee is set forth on the following pages, including the (continued) period during which he has served as a Director of the Company and the date of the expiration of his term as a Director, according to information furnished to the Company by him.


                         NOMINEES FOR DIRECTOR


ALLAN H. MELTZER                                 University Professor of
(PHOTOGRAPH)                        Political Economy and Public Policy,
                                              Carnegie-Mellon University

     Dr. Meltzer, age 67, is a graduate of Duke University and received M.A. and Ph.D. degrees from the University of California at Los Angeles. His honors include: election to Phi Beta Kappa; Fulbright Scholar (France); Social Science Research Fellow; Ford Faculty Research Fellow; Ford Foundation Visiting Professor, University of Chicago; and distinguished achievement award, UCLA. The author of approximately 200 books and papers published in professional journals, Dr. Meltzer has been a visiting professor at a number of other universities in the U.S. and abroad. He is a director of Advanced Materials Group, Inc., a manufacturer of high-technology plastics, and Stillhalter Vision A.G., a Swiss mutual fund. He has been a consultant to both the executive and legislative branches of the U.S. Government and to foreign central banks and governments.

          Director Since                  1983
          Nominee for Term to Expire      1998

J. ALEC REINHARDT                               Executive Vice President
(PHOTOGRAPH)                                 and Chief Financial Officer

     Mr. Reinhardt, age 53, was elected Executive Vice President of the Company in 1991, having served as Chief Financial Officer since 1983 and as Vice President since 1982. He served as Secretary from 1977 to 1986 and as General Counsel from 1976 to 1983. Prior to joining the Company in 1976, he had been Secretary and Assistant General Counsel of White Motor Corporation. Mr. Reinhardt is a graduate of the University of Cincinnati with a B.S.E.E. degree and has earned M.B.A. and J.D. degrees from the Ohio State University. He is a director of the Fifth Third Bank of Northwestern Ohio, N.A.

          Director Since                  1983
          Nominee for Term to Expire      1998

                     DIRECTORS WHO ARE NOT NOMINEES

DELMONT A. DAVIS                           Retired (Former President and
(PHOTOGRAPH)                  Chief Executive Officer, Ball Corporation)

     Mr. Davis, age 59, was elected President and Chief Executive Officer of Ball Corporation in April 1991 and retired in 1994. He joined Ball in 1969, was elected a Group Vice President in 1976, an Executive Vice President in 1987 and President and Chief Operating Officer in 1989. Mr. Davis is a director of Trinova Corporation, a director of United Data Link Incorporated, and a member of the University of Colorado's Engineering Development Council. He is a graduate of the University of Colorado with a B.S. degree in civil engineering and is a registered professional engineer in several states.

          Director Since            1992
          Expiration of Term        1997
(continued)

EDSEL D. DUNFORD                          Retired (Former President and
(PHOTOGRAPH)                          Chief Operating Officer, TRW Inc.)

     Mr. Dunford, age 59, was elected President and Chief Operating Officer of TRW, Inc. and named to its Board of Directors in 1991. After joining TRW in 1964, Mr. Dunford held a variety of technical and management positions, including executive vice president and general manager of TRW's space and defense businesses. He holds a B.S.E.E. degree from the University of Washington and a master of engineering degree from UCLA, and completed the Executive Program at Stanford University. A member of a number of professional organizations, Mr. Dunford is also a director of Thiokol Corporation and serves as Chairman of the Board of Councilors at the University of Southern California.

          Director Since            1993
          Expiration of Term        1996

JOHN FAHL                                                 Vice President
(PHOTOGRAPH)

     Mr. Fahl, age 58, began his career with the Company in 1955, holding various positions in technical, manufacturing, and transportation before joining the purchasing department in 1962. He was named Corporate Director of Purchasing in 1966, was elected a Vice President in 1978, and in 1994 was named President, Tire Operations. He attended Denison University and is a graduate of advanced management programs at Bowling Green State University and Harvard University. Mr. Fahl is a director of The Peoples Banking Company in Findlay, Ohio.

          Director Since            1992
          Expiration of Term        1996

DENNIS J. GORMLEY                  Chairman and Chief Executive Officer,
(PHOTOGRAPH)                                   Federal-Mogul Corporation

     Mr. Gormley, age 55, joined Federal-Mogul Corporation, a global manufacturer and distributor of precision parts, in 1963. He held sales management, corporate planning, and marketing positions before being named Executive Vice President in 1975. He was elected President, Chief Operating Officer, and a director in 1988, Chief Executive Officer in 1989, and Chairman in 1990. Federal-Mogul Corporation's principal products are vehicular and industrial components. Mr. Gormley is a graduate of Rennselaer Polytechnic Institute with a B.S.M.E. degree.

           Director Since            1991
           Expiration of Term        1996


IVAN W. GORR                       Retired (Former Chairman of the Board
(PHOTOGRAPH)                 and Chief Executive Officer of the Company)

     Mr. Gorr, age 65, was elected Chairman of the Board and Chief Executive Officer of the Company in 1989. He joined the Company as Corporate Controller in 1972, was named Vice President and Chief Financial Officer in 1975, assumed the additional position of Treasurer in 1976, was elected Executive Vice President in 1977 and President in 1982. Prior to joining the Company, Mr. Gorr was associated with the accounting firm of Arthur Young & Company from 1953 to 1972, and is a Certified Public Accountant. Mr. Gorr is a director of Amcast Industrial Corporation, Arvin Industries, Inc., Fifth Third Bancorp, and OHM Corporation. He is also a director of the University of Toledo

(continued)

Foundation and has served as Chairman of the Board of Directors of the U.S. Chamber of Commerce. Mr. Gorr served in the U.S. Army during the Korean conflict and is a graduate of the University of Toledo with a B.S. degree.

          Director Since            1975
          Expiration of Term        1997

JOSEPH M. MAGLIOCHETTI             President, North American Operations,
(PHOTOGRAPH)                                            Dana Corporation

     Mr. Magliochetti, age 52, was named President, North American Operations for Dana Corporation in 1992. He joined Dana in 1966 and served in a variety of sales, engineering, and management positions before being appointed President of Dana Europe in 1980; in 1985 he returned to the United States as Group Vice President, North American Operations and was elected Automotive President, North American Operations in 1990. Educated at the University of Illinois, Mr. Magliochetti also completed the Hillsdale College Management Development Program and the Harvard Advanced Management Program. He is a director of Spicer S.A., a Dana Mexican affiliate and Hayes-Dana, a Dana affiliate in Canada.

          Director Since            1992
          Expiration of Term        1997

PATRICK W. ROONEY                   Chairman of the Board, President and
(PHOTOGRAPH)                                     Chief Executive Officer

     Mr. Rooney, age 59, was elected Chairman of the Board and Chief Executive Officer in 1994. He joined the Company in 1956, became general sales manager of the Cooper brand division in 1965, Vice President of the Tire Division in 1969, Vice President of the Company in 1987, President of the Tire Division in 1990, and President and Chief Operating Officer in 1991. A graduate of The University of Findlay with a B.S. degree in Business Administration, Mr. Rooney also completed the Harvard Advanced Management Program. He is a director of the Ohio Bank and Alltrista Corporation and serves as a Trustee of The University of Findlay.

          Director Since            1990
          Expiration of Term        1997

LEON F. WINBIGLER                  Retired (Former Chairman of the Board
(PHOTOGRAPH)                                and Chief Executive Officer,
                                        Mercantile Stores Company, Inc.)

     Mr. Winbigler, age 69, retired in 1989 as Chairman of the Board and Chief Executive Officer of a merchandising organization, Mercantile Stores Company, Inc. Prior to this responsibility, he served as President of the Lion Stores in Toledo, Ohio from 1962 to 1974, and President of the MacDougall Southwick Company of Seattle, Washington from 1956 to 1962. Mr. Winbigler is a graduate of the University of Missouri. He is a director of BonTon Stores Inc., and a member of the Advisory Board of Liberty Mutual Insurance Co.

          Director Since            1973
          Expiration of Term        1996

Note: The beneficial ownership of the Directors and nominees in the Common Stock of the Company is shown in the table at page 17 of this proxy statement.

             EXECUTIVE COMPENSATION AND RELATED INFORMATION

   Audit and Compensation Committee Report on Executive Compensation

     This report is submitted by all members of the Audit and Compensation Committee (the "Committee"), for inclusion in this proxy statement, to explain the Committee's policies applicable to the 1994 compensation reported for the Company's executive officers.

Philosophy and Overview

     The following objectives guide the Company's policies regarding executive compensation:
  - To support the attainment of desired Company performance.
  - To provide compensation that will attract and retain superior talent and reward performance.
  - To align the executive officers' interests with the success of the Company by placing a significant portion of compensation at risk.

     The compensation of the Company's executive officers has three components - (a) cash remuneration in the form of salaries and annual incentive bonuses directly related to financial performance measures,
(b) long-term incentive opportunities in the form of stock options, and
(c) other benefits typically offered to employees by major corporations. The Committee has responsibilities for the first two components. It recommends to the Board of Directors the cash remuneration for the Company's executive officers and grants options, without further action by the Board of Directors, under the Company's stock-based compensation plans. The third component is discussed briefly below under the heading "Other Compensation Plans".

Salaries and Bonuses

     Salaries and incentive bonuses paid to the Company's executive officers for 1994 were based upon a program which has been followed each year since 1973. Prior to the start of a fiscal year, average compensation levels are determined for the executive officer positions based upon published compensation data and independent surveys relating to similar size firms, as well as the relative executive officers' contributions to Company performance. Company goals defining minimum, average and excellent performance are established considering operational plans, competitive industry information, and prevailing economic conditions.

     Base salaries for the Chief Executive Officer and the other executive officers are then set at levels lower than the average compensation levels. For results at or below minimum performance, the executive officers' salaries would be as much as 30% below average compensation levels, and no incentive bonuses would be earned. For results between the minimum performance goal and the excellent performance goal, incentive bonuses would be paid on a graduated scale in addition to base salaries. For excellent performance goal attainment, the executive officers' cash remuneration, including base salaries and incentive bonuses, may be as much as 30% above average compensation levels; additional incentive bonuses are earned for exceptional performance above the excellent performance goal.

     Thus, executive officers have a significant portion of their cash remuneration at risk in the event of results below the average performance goal. Beginning with results above the minimum performance goal, incentive bonuses increase cash remuneration such that at the average performance goal, executive officers' cash remuneration reaches (continued) the average compensation levels determined earlier. Greater than average cash remuneration is earned only as results increase further, toward or beyond the excellent performance goal.

     Performance measurement, for purposes of the program, is return on stockholders' equity ("ROE") for officers with primarily corporate responsibilities and return on assets managed ("ROAM") for officers with primarily operational responsibilities. ROE is calculated by dividing the total net income for the year by the total stockholders' equity at the beginning of the year. ROAM is calculated by dividing pretax income before interest, net of state and local income taxes, by an average of controlled assets. ROAM, like ROE, is a measurement of employees' success in utilizing resources but, unlike ROE, focuses on specific assets.

     Thus, for any fiscal year the incentive bonus for each executive officer results from measured performance under a formula-driven program determined in advance of that fiscal year, rather than from a subjective evaluation of performance made during or after that fiscal year. The program applies to all executive officers, including the Chief Executive Officer.

     The specifics of the program for total cash remuneration, including salaries and incentive bonuses, for executive officers for 1994 was established in late 1993, along with ROE and ROAM performance goals applicable to the program for 1994. Incentive bonuses were based upon the Company's performance for 1994, as measured by the ROE and ROAM performance attained for the year.

     Ivan W. Gorr served as Chairman of the Board and Chief Executive Officer until October 17, 1994, when he resigned in accordance with policies adopted by the Board of Directors; Mr. Gorr also retired as an employee of the Company on the same date but continues as a Director. Patrick W. Rooney succeeded Mr. Gorr as Chairman of the Board and Chief Executive Officer; Mr. Rooney's salary for the balance of the fiscal year was continued at his pre-existing rate.

     ROE for fiscal year 1994 was 23.4%, which exceeded the excellent performance goal. In accordance with the program explained above, Mr. Gorr's cash remuneration for the portion of the fiscal year during which he served as Chairman of the Board and Chief Executive Officer was 51% above the average compensation level determined for that position.

     Average compensation levels for the executive officers for 1994 were based upon published data compiled by an independent firm, including data for companies of a size comparable to the Company. Later in this proxy statement there appears a performance graph including an Auto Parts Index. The companies involved in the published data and in the Auto Parts Index were not identical, although both may include some of the same companies' data.

     The Committee believes the program structure explained above has consistently provided a fair and appropriate relationship between Company performance and the cash remuneration of its executive officers. For that reason, the Committee authorized the continuation of the program structure for fiscal years 1994 and 1995.

Stock Options

     Stock options are awarded to the Company's key employees, including executive officers, in accordance with plans approved by the stockholders. The plans currently in effect are the 1981 Incentive (continued)

Stock Option Plan and the 1986 Incentive Stock Option Plan. These plans were amended in 1988 to allow the granting of nonqualified stock options as well as incentive stock options; nonqualified stock options are not intended to qualify for the tax treatment applicable to incentive stock options within the meaning of Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of all stock options is equal to the market value of the stock on the date of grant.

     Conceptually, stock option grants are made in amounts related to the participants' cash remuneration, with the relationship increasing with the responsibility levels of the positions involved. The more responsible the position, the greater the number of option grant shares and thus the greater the significance to the participants' total compensation.

     More specifically, the number of shares involved in a particular executive officer's stock option grant is derived by dividing a fixed percentage of that executive officer's average compensation by the fair market value of the Company's stock at or near the grant date. With reference to the Summary Compensation Table presented later in this proxy statement, the fixed percentage of average compensation involved in this calculation for grants during 1994 was 50% for the highest paid officer, 45% for the second highest paid officer, 35% for the third highest paid officer, 25% for the fourth and fifth highest paid officers, and 20% for the sixth highest paid officer. Following the same philosophy indicated above regarding incentive bonuses, the number of shares involved in stock option grants to executive officers is in each case the result of a formula for each position involved and not subjective criteria relating to the particular incumbent.

     In awarding stock options to the Company's key employees, including the executive officers, consideration is given to the number of option shares already outstanding. No stock option grants are made which would cause the total number of outstanding option shares exercisable for the first time during any year, or exercisable at any time, to exceed specified percentages of the outstanding Common Stock of the Company.

     Because no portion of the stock options granted to employees in June of 1994 become exercisable until one year has passed from the grant date, which would be subsequent to Mr. Gorr's retirement, no stock options were granted him in 1994. Additional details concerning Mr. Gorr's compensation for the portion of 1994 prior to his retirement are contained in the tables provided in this proxy statement.

     It is the opinion of the Committee that stock option grants constitute an additional tie between the Company's performance and executive compensation and also promote the common long-term interests of the Company's executive officers and its stockholders.

Other Compensation Plans

     The Company has adopted for many of its employees various benefit plans in which the executive officers are permitted to participate, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Committee notes that one of the most important of these benefits plans is the Thrift and Profit Sharing Plan, which includes a Company matching contribution in Company stock dependent upon the profit level of the Company.

Deductibility of Compensation Over $1 Million

     Proposed regulations issued under Section 162(m) of the Code provide that certain compensation in excess of $1 million paid to the Chief Executive Officer and other executive officers named in the proxy statement will not be deductible unless it is "performance-based". The $1 million "cap" was not exceeded by any named executive officer during 1994, and it is not anticipated that the compensation of any executive officer will exceed that amount during 1995.

     While no definitive Company policy can be formulated until issuance of the final regulations, we believe the Company's incentive bonus and stock option programs, as explained above, clearly meet the spirit of the "performance-based" requirement, and it appears ample time will be available to effect any changes required to maintain the deductibility of these vital segments of the executive officers' compensation.

     Submitted by the Audit and Compensation Committee of the Company's Board of Directors:

                      Dennis J. Gormley
                      Joseph M. Magliochetti
                      Allan H. Meltzer
                      Leon F. Winbigler, Chairman

Summary of Cash and Certain Other Compensation

     The following table shows, for the fiscal years ending December 31, 1992, 1993, and 1994, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to Messrs. Gorr and Rooney, each of whom served as Chairman of the Board and Chief Executive Officer for a portion of 1994, and the four most highly compensated officers other than Messrs. Gorr and Rooney who were serving as executive officers as of December 31, 1994 (the "Named Executive Officers").

                        SUMMARY COMPENSATION TABLE
                                Annual           Long-Term     All Other
                             Compensation      Compensation  Compensation*
                             ------------      ------------  -------------
                                                Number of
                                                securities
                                                underlying
    Name and                                   stock option
Principal Position     Year  Salary     Bonus     awards
- ------------------     ----  ------    ------- ------------
Ivan W. Gorr#          1994 $325,172# $375,806#      -           $52,255+
Chairman of the Board  1993  389,780   427,086     11,100         49,024
 and Chief Executive   1992  371,268++ 462,565     10,600         49,742
 Officer

Patrick W. Rooney**    1994  298,251** 344,693**    7,800         37,097
Chairman of the Board, 1993  284,049   311,236      7,300         35,520
 President and Chief   1992  247,049++ 307,779      6,400         32,392
 Executive Officer

J. Alec Reinhardt      1994  251,704   290,898      5,100         23,737
Executive Vice         1993  239,718   262,662      4,800         29,952
 President             1992  208,500++ 259,744      4,200         27,830

(continued)
                                     9

William S. Klein       1994  227,105   160,309      2,300         15,466
Vice President         1993  216,290   152,676      2,300         20,916
                       1992  204,048   144,033      2,000         21,876

John Fahl              1994  185,386   173,044      2,300         13,238
Vice President         1993  185,386   158,566      2,300         18,461
                       1992  185,386   157,523      2,000         26,532

Julien A. Faisant      1994  176,599   136,917      1,500          9,915
Vice President and     1993  168,190   122,085      1,500          4,838
Corporate Controller   1992  160,181   136,106      1,400          4,454

(*) Includes amounts paid or accrued for the indicated fiscal years consisting of Company matching contributions to the Thrift and Profit Sharing Plan, or allocations to the Nonqualified Supplementary Benefit Plan which provides benefits otherwise denied participants because of Internal Revenue Code limitations on qualified benefits.

(#) Mr. Gorr resigned as Chairman of the Board and Chief Executive Officer on October 17, 1994 in connection with his retirement as an employee on that date; the salary and bonus amounts indicated for 1994 reflect the prorated amounts for the portion of 1994 prior to his retirement.

(+)  Also includes an amount paid for vacation accrual.

(**) Mr. Rooney was elected Chairman of the Board, President and Chief Executive Officer effective October 17, 1994; during the portion of 1994 prior to October 17 he served as President and Chief Operating Officer. The salary and bonus amounts indicated for 1994 are based upon Mr. Rooney's salary as President and Chief Operating Officer, which salary was continued for the balance of 1994.

(++) Includes one $50 per diem fee formerly paid to executive officers serving as Directors, for attendance at a Board meeting.

Stock Option Grants
     The following table contains information concerning the grant of stock options under the Company's 1986 Incentive Stock Option Plan to the Named Executive Officers during the 1994 fiscal year. In addition, in accordance with rules of the Securities and Exchange Commission (the "SEC"), a valuation is assigned to each reported option as of the grant date. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be determined only by the market value of the Company's stock at a future date.
















(continued)

                   OPTION GRANTS IN LAST FISCAL YEAR
                                                                 Grant Date
                             Individual Grants                     Value
                 ----------------------------------------------  ----------
                 Number of    Percent of
                 securities  total options                          Grant
                 underlying   granted to   Exercise                 date
                  options    employees in    price    Expiration   present
Name              granted*    fiscal year  per share   date#       value+
- ----------------  ---------  ------------- ---------  -----------  -------
Ivan W. Gorr         -           -            -         -             -
Patrick W. Rooney  7,800       10.5%       $24.50  July 17, 2004  $101,095
J. Alec Reinhardt  5,100        6.8         24.50  July 17, 2004    76,143
William S. Klein   2,300        3.1         24.50  July 17, 2004    30,919
John Fahl          2,300        3.1         24.50  July 17, 2004    28,700
Julien A. Faisant  1,500        2.0         24.50  July 17, 2004    11,530

(*) The options become exercisable for 50% of the shares on the first anniversary of the date of grant and for the balance on the second anniversary of the date of grant.

(#) Subject to earlier expiration if the executive officer ceases to be an employee of the Company, with specified periods for exercise after termination provided in the event of termination without cause, retirement, or death.

(+) Calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the monthly change for the five-year period January 1, 1990 through December 31, 1994, (b) a risk-free rate of return of 7.8%, (c) a dividend yield reflected in the stock price volatility, and (d) a time of exercise at the latest permissible date. No adjustments were made for non-transferability or forfeiture.

Option Exercises and Holdings

     The following table sets forth information, with respect to the Named Executive Officers, concerning the exercise of options during the 1994 fiscal year and unexercised options held as of the end of the fiscal 1994 year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES
                                      Number of              Value of
                                 securities underlying  unexercised in-the-
                                unexercised options at   money options# at
                 Shares            fiscal year-end        fiscal year-end
                acquired        ----------------------  -------------------
                   on     Value   Exercis-  Unexercis-  Exercis- Unexercis-
Name            exercise  realized*  able       able      able      able
- -----           --------  -------- -------  ---------   -------- ----------
Ivan W. Gorr      30,504  $527,411  65,146    5,500    $715,647  $     -
Patrick W. Rooney   -         -     24,050   11,450     166,603        -
J. Alec Reinhardt   -         -      6,600    7,500        -           -
William S. Klein    -         -      5,150    3,450      17,375        -
John Fahl           -         -      7,150    3,450      34,750        -
Julien A. Faisant   -         -      3,750    2,250      13,900        -
(continued)
                                  11

(*) In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the date of exercise less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

(#) In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the last trading day of the fiscal year, which was $23.875, less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

Pension Plans

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's Salaried Employees' Retirement Plan, a qualified defined benefit pension plan, as well as under the Company's Nonqualified Supplementary Benefit Plan, which provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits.

                                 PENSION PLAN TABLE
                                   Years of Service
             --------------------------------------------------------------
Remuneration    20       25       30       35       40       45       50
- ------------ -------- -------- -------- -------- -------- -------- --------
$300,000     $ 90,000 $112,500 $135,000 $157,500 $180,000 $202,500 $225,000
 350,000      105,000  131,250  157,500  183,750  210,000  236,250  262,500
 400,000      120,000  150,000  180,000  210,000  240,000  270,000  300,000
 450,000      135,000  168,750  202,500  236,250  270,000  303,750  337,500
 500,000      150,000  187,500  225,000  262,500  300,000  337,500  375,000
 550,000      165,000  206,250  247,500  288,750  330,000  371,250  412,500
 600,000      180,000  225,000  270,000  315,000  360,000  405,000  450,000
 650,000      195,000  243,750  292,500  341,250  390,000  438,750  487,500
 700,000      210,000  262,500  315,000  367,500  420,000  472,500  525,000
 750,000      225,000  281,250  337,500  393,750  450,000  506,250  562,500
 800,000      240,000  300,000  360,000  420,000  480,000  540,000  600,000
 850,000      255,000  318,750  382,500  446,250  510,000  573,750  637,500
 900,000      270,000  337,500  405,000  472,500  540,000  607,500  675,000
 950,000      285,000  356,250  427,500  498,750  570,000  641,250  712,500

     Remuneration in the table above is the average of a participant's annual compensation, as reported in the Summary Compensation Table, during the highest five out of the last ten years of employment. Benefits shown reflect estimated straight-life annuity payments assuming normal retirement at age 65; the benefits are not subject to deduction for Social Security or other offset amounts.

     The credited years of service at normal retirement for each of the executive officers named in the Summary Compensation Table will be as follows: Ivan W. Gorr - 23.4; Patrick W. Rooney - 43.3; J. Alec
Reinhardt - 31.3; William S. Klein - 33.3; John Fahl - 47.2; and Julien
A. Faisant - 21.6.

Employment Agreements

     The Company entered into employment agreements with J. Alec Reinhardt, effective January 1, 1987; with Patrick W. Rooney, effective January 1, 1991; and with John Fahl, effective January 1, 1995. The agreements provide for the payment of an annual base salary and for participation in certain employee benefit plans. The current base salaries payable to Messrs. Reinhardt, Rooney and Fahl under the agreements are $302,044, $402,639, and $206,793, respectively, which amounts are reviewed annually and may be increased but not decreased. In addition, these executive officers receive cash bonuses as described earlier in this proxy statement. The initial term of each agreement is four (4) years, with the term being automatically extended for one year each January 1 unless either the Company or the executive officer gives prior written notice of its or his desire not to extend the term. In no event will the term extend beyond the end of the year in which the executive officer's 65th birthday occurs.

    The agreements restrict these executive officers from competition with the Company, unless the prior written consent of the Board of Directors is received, and prohibit disclosure of confidential information. In addition, the agreements provide that in the event of termination of employment by the Company without Cause or by the executive officer for Good Reason the executive officer is entitled to receive severance benefits for the remainder of the term equal to his average annual compensation during the five years prior to the year in which such termination occurs. In the event that any payment of such severance benefits would, under the Internal Revenue Code of 1986, as amended, trigger the imposition of an excise tax on, and the loss of a deduction to the Company or its successors for, all or any part of the payments, such payments shall be reduced until no such excise tax is imposed or deduction lost.

     The agreements also provide (i) continuation of Company-sponsored life, accident and health insurance benefits for the remainder of the term, (ii) a lump sum payment equal to the actuarial equivalent of the difference between (a) the benefits which would have accrued under the Salaried Employees' Retirement Plan or the Nonqualified Supplementary Benefit Plan, based on full vesting and additional service credit, and
(b) the amount of the benefits actually accrued at the date of termination, (iii) a lump sum cash payment equal to the difference between the exercise price of stock options held by the executive officer and the fair market value of the stock subject to such options at the time of termination, and (iv) any legal expenses and fees incurred as a result of his termination of employment. "Cause" under the agreements generally includes the willful failure of the executive officer to substantially perform his duties or the commission of a felony or his engaging in some type of willful misconduct which is materially injurious to the Company. "Good Reason" generally includes any reduction in salary, benefits, an alteration of the executive officer's responsibilities or status, relocation of the Company, and failure of any successor of the Company or its business to assume the employment agreements.

Compensation of Directors

     The Company pays each Director who is not a Company officer an annual retainer of $12,000 together with a $2,250 per diem fee for attendance at Board meetings and at Committee meetings not held on the same day as a Board meeting. Directors who are Company Officers receive no additional compensation for serving as Directors. Board meetings were held on six days during 1994.
(continued)

     At the Annual Meeting in 1991, stockholders approved the 1991 Stock Option Plan for Non-Employee Directors. Only Directors who are not present or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") may participate in this Plan; Directors who are present employees of the Company are eligible for participation in the Company's Incentive Stock Option Plans.

     The maximum number of shares of the Company's Common Stock which may be issued pursuant to options granted under the Plan is currently 100,000 shares, subject to adjustment for subsequent stock splits, stock dividends, or other specified events. The number of option shares granted to a Non-Employee Director each year is determined pursuant to a formula which provides that the dollar value of the option grant will be equal to a fixed percentage of each Non-Employee Director's total compensation paid by the Company for the previous fiscal year, which percentage is based upon the Company's return on equity for such previous fiscal year.

     The exercise price for each option is equal to the fair market value of a share of Common Stock on the grant date, calculated by averaging the high and low sale prices of the Common Stock on the New York Stock Exchange on that date. The maximum number of option shares which may be awarded to a Non-Employee Director in any year is currently 1,000. All options granted pursuant to the Plan are unexercised, except that an option for 236 shares was exercised during 1993. The current number of unexercised shares for each Director is indicated in the table on page 17 of this proxy statement.

Five-Year Stockholder Return Comparison

     The SEC requires that the Company include in its proxy statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poors ("S&P") 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by the Company. The Company has chosen the S&P Auto Parts After Market Index as the most appropriate of the nationally recognized industry standards. The particular stocks in each index are selected by S&P, and each index includes the Company's stock.

     The following chart assumes three hypothetical $100 investments on January 1, 1989, and shows the cumulative values at the end of each succeeding year resulting from appreciation or depreciation in the stock market price, assuming dividend reinvestment.

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG THE COMPANY, S&P 500 INDEX
                 AND S&P AUTO PARTS AFTER MARKET INDEX


(Graph having a $0 - $500 range on the vertical axis and the dates indicated below on the horizontal axis. Three lines appear on the graph, each having data points as indicated below, the first row of dollar amounts representing an investment in Cooper Tire & Rubber Company, the second row representing an investment in the S&P 500 Index, and the third row representing an investment in the S&P Auto Parts After Market Index.)






(continued)

       1989        1990        1991        1992       1993        1994
       ----        ----        ----        ----       ----        ----
     $100.00     $107.11     $321.63     $431.52     $319.54   $304.72
      100.00       96.89      126.42      136.05      149.76    151.74
      100.00       73.74      135.29      170.15      197.77    172.47

     As illustrated, the $100 investment in Company stock increased over the five years to $304.72, more than $130.00 greater than the increases of either the S&P 500 group or the S&P Auto Parts After Market group.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1994 the Company's Board of Directors held six Board meetings, seven meetings of the Board's Audit and Compensation Committee and two meetings of the Board's Nominating Committee. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such Director served during the past fiscal year except for Mr. Magliochetti, who was absent from four meetings due to schedule conflicts.

     The Company's Audit and Compensation Committee consists of Messrs. Gormley, Magliochetti, Meltzer and Winbigler. The functions of this Committee include recommending the engaging and discharging of the Company's independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan for and results of the audit engagement, reviewing the scope and results of the Company's procedures for internal auditing, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's system of internal accounting controls. In addition, the Committee recommends the remuneration arrangements for the Company's officers, the adoption of a compensation plan in which officers are eligible to participate, and the granting of options or other benefits under any such plan.

     The Nominating Committee, composed of Messrs. Davis, Gorr, and Winbigler, conducts the search for, evaluation of, and proposal to the Board for nomination of qualified, competent and worthy candidates. The Nominating Committee will consider candidates proposed by stockholders of this Company or other parties. Such a recommendation must be in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Nominating Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, Findlay, Ohio 45840.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP has been the Company's independent auditors for a number of years and will continue in that capacity during 1995. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates. During 1994, Ernst & Young LLP rendered audit and related services to the Company, including an audit of the Company's annual financial statements and reviews of quarterly reports. There is no understanding or agreement between the Company and its independent auditors that places a limit on audit fees since the Company pays only for services actually rendered and at what it believes are customary rates.
(continued)                       15

     A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and to make a statement if he desires to do so. Professional services rendered by the Company's independent auditors are reviewed by the Audit and Compensation Committee both as to the advisability and scope of the service, and also to consider whether such service would affect the continuing independence of the Company's independent auditors.

BENEFICIAL OWNERSHIP OF SHARES

     The information which follows is furnished as of March 6, 1995, to indicate those persons known by the Company to be holders of record of, or who may be the beneficial owners of, more than 5% of any class of the Company's voting securities.


                 Name and Address of     Amount and Nature of     Percent
Title of Class    Beneficial Owner       Beneficial Ownership     Of Class
- --------------   -------------------     --------------------     --------
Common Stock     National City Bank*        9,438,143 shs#         11.28%
                 P.O. Box 5756
                 Cleveland, OH  44101

Common Stock     J. P. Morgan & Co.
                   Incorporated+            8,842,037 shs          10.50%
                 60 Wall Street
                 New York, NY 10260

Common Stock     The Capital Group
                   Companies, Inc.**        4,327,900 shs           5.17%
                 333 South Hope Street
                 Los Angeles, CA 90071

(*) Trustee for the Company's Thrift and Profit Sharing Plan and the Pre-Tax Savings Plans at the Auburn, Bowling Green, Findlay, El Dorado, and Texarkana Plants.

(#) National City Bank, in its fiduciary capacity as Trustee of each Plan, has no investment powers and will vote the shares held in such Plan in accordance with the written instructions from the respective Plan participants. However, if no such instructions are received by the close of business two (2) days prior to the meeting date, the provisions of each Plan direct the Trustee to vote such participant's shares in the same manner in which the Trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

(+) According to an amendment dated December 30, 1994, updating a prior filing on Schedule 13G with the Securities and Exchange Commission, J.
P. Morgan & Co. Incorporated, a holding company, and its subsidiaries acquired the indicated shares in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. The nature of the beneficial ownership consists of sole power to vote with respect to 5,051,840 shares; shared power to vote with respect to 58,615 shares; sole power to dispose with respect to 8,761,522 shares; and shared power to dispose with respect to 78,215 shares.



(continued)
                                  16

(**) According to a filing on Schedule 13G with the Securities and Exchange Commission dated February 8, 1995, The Capital Group Companies, Inc., a holding company, and its subsidiaries acquired the indicated shares in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. The nature of the beneficial ownership consists of sole power to vote with respect to 2,462,900 shares, shared power to vote with respect to no shares, sole power to dispose with respect to 4,327,900 shares, and shared power to dispose with respect to no shares.

     The information which follows is furnished as of March 6, 1995, to indicate ownership by all executive officers and Directors of the Company, as a group, and each Director or nominee, individually, of each class of the Company's voting securities. Unless otherwise indicated, the nature of the beneficial ownership consisted of sole voting and investment power.


                      Name of               Amount and Nature of   Percent
Title of Class    Beneficial Owner          Beneficial Ownership   of Class
- --------------    ----------------          --------------------   --------
Common Stock      All executive officers        1,636,663 shs*        2.0%
                   and Directors as a group
Common Stock      John Fahl                        90,834 shs#          ##
Common Stock      Delmont A. Davis                    258 shs           ##
Common Stock      Edsel D. Dunford                  1,000 shs           ##
Common Stock      Dennis J. Gormley                   523 shs#          ##
Common Stock      Ivan W. Gorr                    500,766 shs#          ##
Common Stock      Joseph M. Magliochetti              423 shs           ##
Common Stock      Allan H. Meltzer                  8,392 shs#+         ##
Common Stock      J. Alec Reinhardt               292,259 shs#**        ##
Common Stock      Patrick W. Rooney               247,944 shs#          ##
Common Stock      Leon F. Winbigler                21,192 shs#          ##

      (##) Less than 1%

(*) Includes 135,384 shares obtainable on exercise of stock options within 60 days following March 6, 1995, which options have not been exercised. The nature of the beneficial ownership consists of 920,218 shares subject to sole voting and investment power, and 25,984 shares subject to shared voting and investment power. Of the shares shown as beneficially owned, 555,077 or .7% of the shares outstanding, are shares held in the Company's Thrift and Profit Sharing Plan for the account of the various officers and Directors.

(#) Includes shares obtainable on exercise of stock options within 60 days following March 6, 1995, which options have not been exercised, as follows: John Fahl - 7,150; Delmont A. Davis - 158; Dennis J. Gormley - 523; Ivan W. Gorr - 65,146; Joseph M. Magliochetti - 223; Allan H. Meltzer - 1,992; J. Alec Reinhardt - 6,600; Patrick W. Rooney - 24,050; and Leon F. Winbigler - 1,992.

(+) Includes 6,400 shares subject to shared voting and investment power.

(**) Includes 11,300 shares subject to shared voting and investment power.

                    COMPLIANCE WITH SECTION 16(a) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company.

     To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended December 31, 1994, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.

           STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

     Any stockholder who intends to present a proposal at the 1996 Annual Meeting and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Secretary of the Company not later than November 22, 1995.

                     SOLICITATION AND OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by use of the mails, the Company has retained Georgeson & Co., New York, New York, to aid in the solicitation of proxies, at an anticipated cost of approximately $7,000, plus expenses. The Company will also reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may, by telephone, telegram or personal interview, request the return of proxies.

     Please mark, execute and return the accompanying proxy so that your shares may be voted at the meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS
                                              Stan C. Kaiman, Secretary
                                                         March 21, 1995

     IMPORTANT:   All stockholders are earnestly requested to mark,
                  date, sign and mail promptly the enclosed proxy for which an envelope is provided.

                                 (LOGO)

                      COOPER TIRE & RUBBER COMPANY


                                 NOTICE
                   of Annual Meeting of Stockholders
                          and Proxy Statement

                              May 2, 1995

                               IMPORTANT:
        All stockholders are earnestly requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided.

                                 (LOGO)


                                 PROXY
                                 -----
                      COOPER TIRE & RUBBER COMPANY
      This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints J. Fahl, S. C. Kaiman, J. A. Reinhardt, and P. W. Rooney and each of them, Proxies with full power of substitution to attend the Annual Meeting of Stockholders of Cooper Tire & Rubber Company to be held at the Findlay Elks Club, Main and East Hardin Streets, Findlay, Ohio, on May 2, 1995, and any adjournment thereof, and thereat to vote all shares of Common Stock registered in the name of the undersigned at the close of business on March 6, 1995, upon the matters set forth in the notice of said meeting and on the reverse side hereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors, Nominees:

              Allan H. Meltzer         J. Alec Reinhardt

      IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, SHARES REPRESENTED HEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED ACCORDINGLY. IF NO INSTRUCTIONS ARE GIVEN AS TO ANY PROPOSAL, THEY WILL BE VOTED FOR SUCH PROPOSAL, INCLUDING ELECTION OF DIRECTORS.

                         (Continued, and to be signed, on reverse side)


- -----------------------------------------------------------------------

         PLEASE SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY

(X) Please mark your votes           SHARES IN YOUR NAME
    as in this example.

1. Election of Directors                   CHANGE OF ADDRESS
      (see reverse)                Please indicate change of address
   FOR          WITHHELD           and check box below:
   ( )            ( )
For, except vote withheld from     ----------------------------------
 the following nominee(s):
                                   ----------------------------------
- -------------------------------
                                   ----------------------------------

                                   ----------------------------------
                                   Change of Address ( )

Signature(s)------------------------------------- Date---------------

Signature(s)------------------------------------- Date---------------

Please date and sign exactly as name appears hereon. If any shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.